UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

First Data Corporation

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

32008D106

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 32008D106	13G	Page 2 of 21 Pages

1.	Name of Reporting Persons: New Omaha Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 32008D106	13G	Page 3 of 21 Pages

1.	Name of Reporting Persons: New Omaha Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 32008D106	13G	Page 4 of 21 Pages

1.	Name of Reporting Persons: KKR 2006 Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 32008D106	13G	Page 5 of 21 Pages

1.	Name of Reporting Persons: KKR Associates 2006 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 32008D106	13G	Page 6 of 21 Pages

1.	Name of Reporting Persons: KKR 2006 GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 32008D106	13G	Page 7 of 21 Pages

1.	Name of Reporting Persons: KKR Fund Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 32008D106	13G	Page 8 of 21 Pages

1.	Name of Reporting Persons: KKR Fund Holdings GP Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 32008D106	13G	Page 9 of 21 Pages

1.	Name of Reporting Persons: KKR Group Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 32008D106	13G	Page 10 of 21 Pages

1.	Name of Reporting Persons: KKR Group Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 32008D106	13G	Page 11 of 21 Pages

1.	Name of Reporting Persons: KKR & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 32008D106	13G	Page 12 of 21 Pages

1.	Name of Reporting Persons: KKR Management LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 32008D106	13G	Page 13 of 21 Pages

1.	Name of Reporting Persons: Henry R. Kravis
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): IN

CUSIP No. 32008D106	13G	Page 14 of 21 Pages

1.	Name of Reporting Persons: George R. Roberts
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 535,791,146
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 535,791,146
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 535,791,146
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 74.9%
12.	Type of Reporting Person (See Instructions): IN

13G	Page 15 of 21 Pages

EXPLANATORY NOTE

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit A to this Statement on Schedule 13G, each of the persons listed below under Item 2 (each a “Reporting Person” and collectively, the “Reporting Persons”), have agreed to file one statement with respect to their ownership of Class A Common Stock, par value $0.01 per share, of First Data Corporation.

Item 1.
	(a).	Name of Issuer First Data Corporation (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices: 225 Liberty Street, 29th Floor New York, New York 10281

Item 2(a).

Name of Person Filing:

New Omaha Holdings L.P.

New Omaha Holdings LLC

KKR 2006 Fund L.P.

KKR Associates 2006 LP

KKR 2006 GP LLC

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

Item 2(b).

Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

Item 2(c).		Citizenship See Item 4 of each cover page.

13G	Page 16 of 21 Pages

Item 2(d).	Title of Class of Securities: Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)

Item 2(e).	CUSIP Number: 32008D106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a)

Amount beneficially owned:

New Omaha Holdings L.P. may be deemed to beneficially own 535,791,146 shares of Class A Common Stock by virtue of the 535,791,146 shares of Class B Common Stock that it holds, which represents 74.9% of the total number of shares of Class A Common Stock outstanding, calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, based on 179,873,244 shares of Class A Common Stock outstanding as of October 30, 2015 as reported in the Quarterly Report on Form 10-Q of the Company for the period ended September 30, 2015, filed with the Securities and Exchange Commission on November 10, 2015, plus the number of shares of Class A Common Stock that may be received upon conversion of shares of Class B common stock of the Issuer beneficially owned by New Omaha Holdings L.P. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at any time at the option of the holder with the prior consent of the Issuer, upon the election of the holders of a majority of the then-outstanding shares of Class B Common Stock, automatically upon transfer, with certain exceptions, and upon certain other events.

Each of New Omaha Holdings LLC (as the sole general partner of New Omaha Holdings L.P.); KKR 2006 Fund L.P. (as the sole member of New Omaha Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Fund Holdings L.P. (as the designated member of KKR 2006 GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited); KKR Management LLC (as the general partner of KKR & Co. L.P.) and Messrs. Kravis and Roberts (as the designated members of KKR Management LLC) may be deemed to be the beneficial owner of any shares of Class A Common Stock beneficially owned by New Omaha Holdings L.P., but each disclaims beneficial ownership of such shares.

(b) Percent of class: See Item 4(a) above.

13G	Page 17 of 21 Pages

(c)	Number of shares as to which the Reporting Person has:

	(i)	Sole power to vote or to direct the vote: See Item 5 of each cover page and Item 4(a) above.

	(ii)	Shared power to vote or to direct the vote: See Item 6 of each cover page and Item 4(a) above.

	(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each cover page and Item 4(a) above.

	(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each cover page and Item 4(a) above.

13G	Page 18 of 21 Pages

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than such Reporting Persons and the partners, members, affiliates or shareholders of such Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds, from, the sale of Class A Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

13G	Page 19 of 21 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

NEW OMAHA HOLDINGS L.P.
By: New Omaha Holdings LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Vice President, Treasurer and Secretary

NEW OMAHA HOLDINGS LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Vice President, Treasurer and Secretary

KKR 2006 FUND L.P.
By: KKR Associates 2006 L.P., its general partner
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR ASSOCIATES 2006 L.P.
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR 2006 GP LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR FUND HOLDINGS L.P.
By: KKR Fund Holdings GP Limited, a general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

13G	Page 20 of 21 Pages

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.
By: KKR Group Limited, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.
By: KKR Management LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

13G	Page 21 of 21 Pages

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 16, 2016.

Exhibit B

Power of Attorney, dated as of May 28, 2014, granted by William J. Janetschek

Power of Attorney, dated as of May 28, 2014, granted by Henry R. Kravis

Power of Attorney, dated as of May 28, 2014, granted by George R. Roberts